Exhibit 10.4

EMPLOYMENT AGREEMENT

AGREEMENT entered into this 1st day of February, 2010 (the “Effective Date”, by and between JUMA TECHNOLOGY, CORP., a New York Corporation with offices located at 154 Toledo Street, Farmingdale, New York 11735 (hereinafter, the “Company”) and JOSEPH FUCCILLO, c/o Juma Technology, Corp., 154 Toledo Street, Farmingdale, NY 11735 (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company is engaged in a business that includes the installation and wiring of Converged Systems, Network Data Security, Phone Systems, Information Technology (IT) Services and Related Equipment, that  is provided to its corporate, commercial, retail, business and educational customers; and

WHEREAS, the Company currently employs Executive pursuant to an Employment Agreement dated November 14, 2006, which was subsequently amended in November 2007 (the “Original Employment Agreement”)

WHEREAS, each of the Company and the Executive desires to enter into a new Employment Agreement with the Executive (this “Agreement”) pursuant to which the Company will continue to employ the Executive as Chief Technology Officer and President, and desires to provide him with compensation and other benefits on the terms and conditions set forth in this Agreement; and

WHEREAS, the Executive wishes to accept such employment and perform services for the Company on the terms and conditions hereinafter set forth;

NOW THEREFORE, it is hereby agreed by and between the parties as follows:

1.    Employment.

1.1   Subject to the terms and conditions of this Agreement, the Company agrees to employ Executive during the term hereof as its Chief Technology Officer and President.

1.2   Subject to the terms and conditions of this Agreement, Executive hereby accepts employment as Chief Technology Officer and President of the Company and agrees to devote his full working time and efforts, to the best of his ability, experience and talent, to the performance of services, duties and responsibilities in connection therewith.

2.     Term of Employment.

        Executive’s term of employment under this Agreement (the “Term”) shall commence the Effective Date and, subject to the terms hereof, shall continue until February 28, 2013.  Thereafter, this Agreement shall automatically renew, annually, upon the terms and conditions set forth herein; however, the parties have the right, at the election of the Company, to change the terms of this Agreement by the execution of an Addendum Agreement by each party.

3.     Compensation.

3.1   Salary.    During the Term, the Company shall pay Executive a Base Salary at the rate of One Hundred Sixty Five Thousand ($165, 000.00) Dollars per annum.   Base Salary shall be payable in accordance with the ordinary payroll practices of the Company, but no less frequently than semi-monthly.    Unless this Agreement is terminated, extended or a new Agreement is negotiated, at the end of the initial Term hereof, the Executive’s Base Salary may, at the sole discretion of the Company’s Board of Directors or Compensation Committee, as the case may be increase at the rate of five  percent (5%), per annum, thereafter, and, as so increased, shall constitute “Base Salary” hereunder.

3.2   Bonuses.

 As an inducement to the Executive, during the Term of this Agreement and any renewal or extension period thereafter, the Executive shall be entitled to:

(a)   be considered for an annual Bonus of up to an aggregate of fifty percent (50%) of his then Base Salary payable in (i) cash and/or (ii) Company Common Stock, which may include Stock Options, Restricted Stock and/or Deferred Compensation, pursuant to the terms of the Executive Bonus Plan. The award of and the make-up of the Bonus, shall be at the sole discretion of the Company’s Board of Directors or the Company’s Compensation Committee, as the case may be. The payment of any such Bonus shall be subject to, among other conditions, the Executive being employed under this Agreement at the time the Bonus is awarded and at the time the Bonus is paid and the availability of sufficient cash to meet the Company’s working capital needs.

3.3   Compensation Plans and Programs.     Executive shall be eligible to participate in any Compensation Plan or Program 401(k) Stock Option Plan maintained by the Company in which other Executives or employees of the Company participate, on similar terms.

           3.4   Loans.   Under no circumstances may the Executive receive a Loan from the Company, of any kind or fashion, or of any duration, whatsoever.

4.     Employee Benefits.

4.1   Medical, Dental and Vision Benefit Plans.     The Company shall provide to the Executive and his Family, during the Term of his employment, or any renewal or extension thereafter, with coverage under all Employee medical, dental and vision benefit programs, plans or practices adopted by the Company and made available to all employees of the Company.

4.2   Life and Disability Insurance Benefit Plans.     The Company shall provide Executive during the Term of his employment, or any renewal or extension thereafter, with coverage under all Employee life insurance and disability insurance plans as may be adopted and in effect by the Company and made available to all employees of the Company.

4.3   Vacation Benefit.     The Executive shall be entitled to four (4) weeks paid vacation in each calendar year (but no more than ten 10 consecutive business days at any given time), which shall be taken at such times as are consistent with Executive’s responsibilities hereunder.   The Executive’s vacation schedule shall be submitted and approved by the Company.  The Executive agrees and understands that vacation days shall not be taken during any period upon which the Company is undergoing a financial audit by its approved Financial Auditors.    Unless otherwise approved by the Company, any vacation days not taken in any calendar year shall be forfeited without payment therefore.

4.4   Expenses.     The Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement, including expenses for travel, automobile (mileage reimbursement calculated at IRS prevailing rates) and similar items related to such duties and responsibilities.  The Company will reimburse Executive for all such expenses upon presentation by Executive on a monthly basis of appropriately itemized and approved (consistent with the Company’s policy) accounts of such expenditures.   In addition, the Executive shall be entitled to an annual Ten Thousand ($10,000.00) Dollar automobile allowance.  Any increase in the automobile allowance, at the end of the initial Term hereof, shall be in the sole and reasonable discretion of the Company and its Board of Directors.

5.     Termination of Employment.

        The Company may terminate Executive’s employment at any time for any reason.

5.1   Termination Not for Cause.     If Executive’s employment is terminated by the Company other than for Cause (as defined in Section 5.2, below) or due to a Change in Control, Executive shall receive a severance payment equal to eighteen (18) month’s Base Salary and benefits, including four (4) weeks’ vacation and any earned and/or accrued Bonus, as in effect immediately prior to such termination, payable in accordance with the ordinary payroll practices of the Company, but not less frequently than semi-monthly following such termination of employment.   For purposes of this Agreement, “Change in Control” shall mean greater than 50% of the Company’s presently existing Management team has been replaced.

5.2   Termination for Cause; Voluntary Termination by Executive; Death or Disability.

(a)   For purposes of this Agreement, “Cause” shall mean any of the following:

(i)   Willful malfeasance or willful misconduct by Executive in connection with his employment;

(ii)  Continual refusal by Executive to perform his duties hereunder or any lawful direction of the Board of Directors of the Company within ten (10) days after notice of such refusal to perform such duties or direction was given to the Executive;

(iii) Any breach of the provisions of Section 7 of this Agreement by Executive or any other material breach of this Agreement by Executive; or

(iv) The commission and conviction by Executive of (a) any felony, or (b) a misdemeanor involving moral turpitude, including but not limited to the Executive’s abuse of drugs and alcohol.

(b)   For purposes of this Agreement, “Permanent Disability” shall mean a disability that would entitle Executive to receive benefits under the Company’s long-term disability plan as in effect from time to time or which prevents the Executive from performing his duties hereunder for one hundred eighty (180) consecutive days or more.

(c)   In the event that Executive’s employment is terminated (i) by the Company for Cause; (ii) by the Executive on a voluntary basis; (iii) as a result of the Executive’s permanent disability; or (iv) by the Executive’s death, then Executive or his Estate shall only be entitled to receive Base Salary and Bonuses already earned and accrued through the date of termination.

In the event of termination by the Executive’s death or permanent disability, all such benefits identified herein shall be maintained and in effect for six (6) additional months by the Company. Any and all such unvested benefits (i.e. 401K, restricted stock or stock options) shall immediately vest.   After the termination of Executive’s employment under this Section 5.2 and payment of all amounts due to Executive under the terms of this Agreement, the obligations of the Company under this Agreement to make any further payments, or provide any benefits specified herein (other than benefits required to be provided by applicable law or under the terms of any employee benefit of the Company in which the Executive was a participant) to Executive shall thereupon cease and terminate.  Termination of the Executive pursuant to this Section 5.2 shall be made by delivery to Executive of a Notice from the Board of Directors of the Company.

The Executive may only terminate this Agreement on a voluntary basis on ninety (90) days’ prior written notice to the Company.

6.     No Conflicts of Interest.

        The Executive shall not, directly or indirectly, engage or become interested in any other business, whether or not such business is competitive with the business of the Company, during the period of the Executive’s employment hereunder, or any renewals or extensions thereof.

7.     Nondisclosure of Confidential Information.

        The Executive shall not, without the prior written consent of the Company, use, divulge, disclose or make accessible to any other person, firm,  partnership, corporation, competitor or other entity, any Confidential Information pertaining to the business or affairs of the Company, except  (i) while employed by the Company, in the business of and for the benefit of the Company, or (ii) when required to do so by a Court of Competent Jurisdiction, by any Governmental Agency having supervisory authority over the business of the Company, or by any Administrative body or Legislative body (including a Committee thereof) with Jurisdiction to order the Executive to divulge, disclose or make accessible such information.

For purposes of this Section 7, “Confidential Information” shall mean non-public information concerning financial data, strategic business plans, sales or marketing plans, or other proprietary marketing data, proprietary information, contracts or agreements with customers, vendors or consultants, and other non-public, proprietary and confidential information of the Company that is not otherwise available to the public (other than by the Executive’s breach of the terms hereof).

8.     Specific Performance.

        Since the Company will be irreparably damaged if the provisions of Sections 6 and 7 hereof are not specifically enforced, the Company shall be entitled to an injunction restraining any violation of this Agreement by the Executive (without any bond or other security being required), or any other appropriate decree of specific performance.   Such remedies shall not be exclusive and shall be in addition to any other remedy which the Company may have.

9.     Notices.

        All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:	Juma Technology, Corp. Attn: Chief Executive Officer 154 Toledo Street Farmingdale, NY 11735

To the Executive:	Joseph Fuccillo c/o Juma Technology, Corp. 154 Toledo Street Farmingdale, NY 11735

Any such notice or communication shall be delivered by hand or by courier or sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in a notice duly delivered as described above), and the third business day after the actual date of mailing shall constitute the time at which notice was given.

10.   Waiver.

        The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not operate or be construed as a Waiver of the right to insist upon strict adherence to that term or any other term of this Agreement or any other occasion.  Any Waiver must be in writing with proper notice given as per Section 9, above.

11.   Separability.

        If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof, which shall remain in full force and effect.

12.   Assignment.

        This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of Executive and the assigns and successors of the Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise) of all or substantially all of the stock, assets or businesses of the Company, if such successor expressly agrees to assume the obligations of the Company hereunder.

13.   Amendment.

        This Agreement may only be changed, modified or amended by written agreement of the parties hereto.  Any alleged oral modifications or amendments shall be deemed null and void.

14.   Beneficiaries; References.

        The Executive shall be entitled to select (and change to the extent permitted under applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive’s death, and may change such election, in either case by giving the Company written notice thereof.  In the event of the Executive’s death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.  Any reference to the masculine gender in this Agreement shall include, where appropriate, the feminine.

15.   Survival.

        Notwithstanding the termination of the Executive’s employment hereunder, the provisions hereof shall, unless the context otherwise requires, survive such termination.

16.   Complete Agreement.

        This Agreement contains the entire understanding between the parties and is intended to be the complete and exclusive statement of the terms and conditions of the agreement between the parties and supersedes in all respects any prior agreement or understanding between the Company and the Executive as to employment matters.

17.   Withholding.

        The Company shall be entitled to withhold from payment to the Executive, any amount of withholding required by law.

18.   Governing Law.

        This Agreement shall be construed, interpreted and governed in accordance with the laws of the State of New York, without reference to rules relating to conflicts of law.

19.   Counterparts.

        This Agreement may be executed in two or more counterparts, each of which will be deemed an original.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

JUMA TECHNOLOGY, CORP.	EXECUTIVE

By: Anthony M. Servidio	By: Joseph Fuccillo
Title: Chief Executive Officer and Chairman	Title: Chief Technology Officer and President